Exhibit 3.5

FIRST COMMUNITY BANK CORPORATION OF AMERICA

ARTICLES OF AMENDMENT

to the

AMENDED AND RESTATED ARTICLES OF INCORPORATION

DESIGNATING

10% CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES B

FIRST COMMUNITY BANK CORPORATION OF AMERICA, a corporation organized and existing under the laws of the State of Florida (the “Corporation”), in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act (the “FBCA”) thereof, hereby certifies:

I.

The name of the Corporation is “First Community Bank Corporation of America.”

II.

The Corporation’s Board of Directors in accordance with Corporation’s Amended and Restated Articles of Incorporation, as amended (the “Articles”) and bylaws, as amended (the “Bylaws”) and applicable law, including Sections 607.0602 and 607.0621 of the FBCA, has adopted the following resolution on December 21, 2009 for the purpose of designating and establishing a series of shares of $0.01 par value Preferred Stock of the Corporation designated as “10% Cumulative Convertible Perpetual Preferred Stock, Series B”:

RESOLVED, that pursuant to the Corporation’s Articles and Bylaws and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “10% Cumulative Convertible Perpetual Preferred Stock, Series B”, $0.01 par value per share (the “Series B Preferred Stock”).

Section 2. Number of Shares. The total number of authorized shares of Series B Preferred Stock shall be 720,000 shares, which may from time to time be increased or decreased (but not below the number then outstanding) by the Corporation’s Board of Directors.

Section 3. Definitions. As used herein, the following terms shall have the meanings specified below:

“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

“Board” or “Board of Directors” means the Corporation’s board of directors or, with respect to any action to be taken by such board of directors, any committee of the board of directors duly authorized to take such action.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York or St. Petersburg, Florida are authorized or required by law, regulation or executive order to close.

“Common Stock” means the common stock, par value $0.05 per share, of the Corporation.

Articles of Amendment Signature Page

“Conversion” means a Mandatory Conversion or an Optional Conversion.

“Conversion Date” has the meaning set forth in Section 6(e).

“Conversion Rate” means, initially, 10.0000 shares of Common Stock per share of Series B Preferred Stock, subject to adjustment as provided herein.

“Conversion Price” means the Liquidation Amount per share of Series B Preferred Stock divided by the Liquidation Amount then in effect. The initial Conversion Price is $2.50.

“Current Market Price” of the Common Stock on any day, means the Average VWAP of the Common Stock for the 10 consecutive Trading Days ending on the earlier of the day in question and the day before the ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in clauses (i) through (v) of Section 7(e). For purposes of this definition, “ex-date” means the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive an issuance or distribution.

“Depositary” means DTC or its nominee, Cede & Co., or any successor appointed by the Corporation.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year.

“Dividend Period” means the period commencing on and including the a Dividend Payment Date (or, if no Dividend Payment Date has occurred, commencing on and including the Issue Date) and ending on and including the day immediately preceding the next succeeding Dividend Payment Date.

“DTC” means The Depository Trust Company.

“Holder” means the Person in whose name the shares of the Series B Preferred Stock are registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Issue Date” means the first date of issuance of shares of Series B Preferred Stock.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

“Liquidation Amount” means, initially, $25.00 per share of Series B Preferred Stock.

“Mandatory Conversion” has the meaning set forth in Section 4(d).

“Market Disruption Event” means any of the following events has occurred: (i) any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during any period or periods aggregating one half-hour or longer and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to the Common Stock or in futures or option contracts relating to the Common Stock on the relevant exchange or quotation system, (ii) any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer in general to effect transactions in, or obtain market values for, the Common Stock on the relevant exchange or quotation system or futures or options contracts relating to the Common Stock on any relevant exchange or quotation system, or (iii) the failure to open of the exchange or quotation system on which futures or options contracts relating to the Common Stock are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

“Optional Conversion” has the meaning set forth in Section 6(a).

“Nasdaq” means Nasdaq Capital Market or other Nasdaq market in which the Corporation Common Stock is traded.

“Parity Stock” means any class or series of stock of the Corporation (other than the Series B Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively), including the Corporation’s Series A Preferred Stock.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Stock” means any and all series of the Corporation’s preferred stock, including the Series B Preferred Stock and the Series A Preferred Stock.

“Record Date” means (i) with respect to payment of dividends on outstanding shares of Series B Preferred Stock, the 15th calendar day immediately preceding the relevant Dividend Payment Date or such other record date fixed by the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date, and (ii) for purpose of an adjustment to the Conversion Rate pursuant to Section 7, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Record Holder” means, as to any day, the Holder of record of outstanding shares of Series B Preferred Stock as they appear on the stock register of the Corporation at the close of business on such day.

“Redemption Agent” means, initially, the Transfer Agent.

“Redemption Date” or “date fixed for redemption,” when used with respect to any shares of Series B Preferred Stock to be redeemed, means the date fixed for such redemption pursuant to these Article of Amendment.

“Redemption Price” shall mean an amount equal to 100% of the Liquidation Amount of each share of Series B Preferred Stock to be redeemed plus all accumulated, accrued and unpaid dividends thereon to the date of such redemption.

“Registrar” means the Transfer Agent.

“Reorganization Event” has the meaning set forth in Section 8.

“Series A Preferred Stock” means the Corporation’s Fixed Rate Cumulative Perpetual Stock, Series A, designated and authorized by the Corporation on December 18, 2008.

“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Nasdaq is open for trading, or, if the Common Stock (or any other securities, cash or other property into which shares of the Series B Preferred Stock becomes convertible in connection with any Reorganization Event) is not listed on the Nasdaq, any day on which the principal national securities exchange or trading system on which the Common Stock (or such other property) is listed or traded is open for trading, or, if the Common Stock (or such other property) is not listed on a national securities exchange or traded on a trading system, any Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 P.M. Eastern Time or the then standard closing time for regular trading on the relevant exchange or trading system.

“Transfer Agent” means Registrar and Transfer Company, subject to the appointment of a successor transfer agent as provided in Section 20.

“U.S. Alien Holder” means a Holder that is not treated as a United States person for U.S. federal income tax purposes as defined under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended from time to time.

“VWAP” means for purposes of determining certain matters under Section 18 with respect to optional redemption by the Corporation of shares of Series B Preferred Stock, on any Trading Day the volume weighted average price per share of Common Stock as displayed on Bloomberg (or any successor service) page FCFL <Equity> AQR in respect of the period from 9:30 A.M. to 4:00 P.M., Eastern Time, on such Trading Day; or, if such price is not available, the volume weighted average price means the market value per share of our Common Stock on such trading day as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

Section 4. Dividends.

(a) Holders of shares of outstanding Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative dividends at the rate per annum of 10.00% per share on the Liquidation Amount (equivalent to $2.50 per annum per share), payable quarterly on each Dividend Payment Date commencing March 31, 2010, in arrears. Dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date of shares of Series B Preferred Stock, whether or not in any Dividend Period or Periods there have been funds of the Corporation legally available for the payment of such dividends and shall accrue, whether or not earned or declared, from and after the Issue Date. Dividends will be payable on a Dividend Payment Date to Holders that are Record Holders of the applicable Record Date with respect to such Dividend Payment Date, but only to the extent a dividend has been declared to be payable on such Dividend Payment Date. If any Dividend Payment Date is not a Business Day, the dividend payable on such date shall be paid on the next Business Day without adjustment and without interest. Accumulations of dividends on shares of Series B Preferred Stock shall not bear interest. Dividends payable for any period other than a full Dividend Period (based on the number of actual days elapsed during the period) shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months.

(b) No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series B Preferred Stock with respect to any Dividend Period, unless all dividends for all preceding Dividend Periods shall have been declared and paid or declared and a sufficient sum of money shall have been set apart for the payment of such dividends, upon all outstanding shares of Series B Preferred Stock.

(c) Holders of shares of Series B Preferred Stock shall not be entitled to any dividends on the shares of Series B Preferred Stock, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

(d) So long as any share of Series B Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to this Section 4(d) in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period, on all outstanding shares of Series B Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the Holders of shares of Series B Preferred Stock on the applicable Record Date). The foregoing limitation shall not apply to (i) any dividends or distributions of rights or Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (ii) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Issue Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the Holders thereof on the applicable Record Date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon shares of Series B Preferred Stock and any shares of Parity Stock, all dividends declared on shares of Series B Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Series B Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the Holders of shares of Series B Preferred Stock prior to such Dividend Payment Date.

Notwithstanding anything contained in the immediately preceding paragraph, if, at any Dividend Payment Date, the Corporation is prohibited by applicable governments or regulatory authority from paying dividends on the Series B Preferred Stock but is permitted to pay dividends on the Corporation’s outstanding Series A Preferred Stock issued to the United States Department of the Treasury on December 23, 2009 (“Series A Preferred Stock”), the Corporation may pay dividends on the Series A Preferred Stock without giving pro rata effect to accrued dividends with respect to the Series B Preferred Stock.

Subject to the foregoing, dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any securities of the Corporation, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and Holders shall not be entitled to participate in any such dividends.

In the event the Corporation is restricted or prohibited by applicable governmental or regulatory authorities from declaring and paying dividends in full on the outstanding shares of Series B Preferred Stock for four consecutive Dividend Periods, then the Corporation shall mandatorily convert all the outstanding shares of Series B Preferred Stock into shares of Common Stock (the “Mandatory Conversion”) pursuant to the conditions and terms set forth in Sections 5, 6, and 7 on the fourth Dividend Payment Date for the fourth consecutive Dividend Period for which dividends are not to be paid on the outstanding shares of Series B Preferred Stock.

Section 5. Method of Payment of Dividends.

(a) All dividends on shares of Series B Preferred Stock, whether or not for a current Dividend Period or any prior Dividend Period, paid prior to any conversion of shares of Series B Preferred Stock shall be made in cash.

(b) All dividends (or any portion of any dividend) on shares of Series B Preferred Stock (including accrued and unpaid dividends) payable upon a Conversion may be paid, as determined in the Corporation’s sole discretion in cash;

Section 6. Optional Conversion by Holders; Mandatory Conversion.

(a) Shares of the Series B Preferred Stock are convertible, in whole or in part, at the option of the Holder thereof (“Optional Conversion”) at any time prior to the Redemption Date, into shares of Common Stock at the Conversion Rate.

(b) Any written notice of Optional Conversion pursuant to Section 6(a) shall be duly executed by the Holder, and shall specify:

(i)	the number of shares of Series B Preferred Stock to be converted;

(ii)	the name(s) in which such Holder desires the shares of Common Stock issuable upon conversion to be registered; and

(iii)	any other transfer forms, tax forms or other relevant documentation required and specified by the Transfer Agent, if necessary, to effect the conversion.

(c) If specified by the Holder in the notice of conversion that shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock shall be issued to a Person other than the Holder surrendering the shares of Series B Preferred Stock being converted, then the Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the shares of Common Stock so issued.

(d) Upon receipt by the Transfer Agent of a completed and duly executed notice of conversion as set forth in Section 6(b), compliance with Section 6(c), if applicable, and surrender of a certificate representing share(s) of Series B Preferred Stock to be converted (if held in certificated form), the Corporation shall, within three Business Days or as soon as possible, issue and shall instruct the Transfer Agent to register the number of shares of Common Stock to which such Holder shall be entitled upon conversion in the name(s) specified by such Holder in the notice of conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Series B Preferred Stock, only part of which are to be converted, the Corporation shall issue and deliver to such Holder or such Holder’s designee in the manner provided in the immediately preceding sentence a new certificate or certificates representing the number of shares of Series B Preferred Stock that shall not have been converted.

(e) The issuance by the Corporation of shares of Common Stock upon a Conversion of shares of Series B Preferred Stock in accordance with the terms hereof shall be deemed effective immediately prior to the close of business on the day (the “Conversion Date”) of receipt by the Transfer Agent of either (i) the notice of conversion and other documents, if any, set forth in Section 6(b), compliance with Section 6(c), if applicable in the case of an Optional Conversion, or (ii) in the case of a Mandatory Conversion not less than 10 days’ prior written notice from the Corporation to the Redemption Agent and not less than 10 days’ nor more than 15 days’ prior written notice to the Holders, and in each case, the surrender by such Holder or such Holder’s designee of the certificate or certificates representing the shares of Series B Preferred Stock to be converted (if held in certificated form), duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) accompanied by a payment as set forth in Section 6(f), if any.

(f) If the Conversion Date for any shares of Series B Preferred Stock is prior to the close of business on a Dividend Record Date, the Holder of such shares will not be entitled to any such dividend. In the case of a Conversion that occurs during the period from 5:00 P.M., Eastern Time, on a Record Date for any dividend to 9:00 A.M., Eastern Time, on the following Dividend Payment Date:

(i)	the Record Holder of the converted share(s) of Series B Preferred Stock on such Record Date will receive such dividend on such Dividend Payment Date as permitted;

(ii)	the Holder who delivers such share(s) of Series B Preferred Stock for conversion will receive any accrued and unpaid dividends on such share(s), as described in Section 6(e), for all prior Dividend Periods ending on or prior to the next preceding Dividend Payment Date but, subject to clause (i) above, shall not be entitled to receive any accrued dividends for the portion of the then-current dividend period until the Conversion Date; and

(iii)	share(s) of Series B Preferred Stock surrendered for conversion during such period must be accompanied by an amount in cash equal to (i) the dividend payable on the following Dividend Payment Date with respect to the share(s) so converted, minus (ii) the amount of accrued dividends for the portion of the then-current dividend period until the Conversion Date.

Section 7. Certain Conversion Procedures and Adjustments.

(a) On any Conversion Date, dividends on any shares of Series B Preferred Stock converted to Common Stock shall cease to accrue and cumulate, and such shares of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders of such shares to receive shares of Common Stock into which such shares of Series B Preferred Stock are convertible and any accrued, accumulated and unpaid dividends on such shares to which they are otherwise entitled pursuant to Sections 5, 6 and 7, as applicable.

(b) The Person or Persons entitled to receive the shares of Common Stock issuable upon any such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the applicable Conversion Date. No allowance or adjustment, except as set forth in this Section 7, shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to such applicable Conversion Date. Prior to such applicable Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series B Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Series B Preferred Stock shall have no rights as holders or otherwise with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series B Preferred Stock.

(c) Shares of Series B Preferred Stock duly converted in accordance herewith, or otherwise reacquired by the Corporation, shall resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance (provided that any such cancelled shares of Series B may be reissued only as shares of any series of Preferred Stock other than Series B Preferred Stock).

(d) In the event that a Holder of shares of Series B Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such Series B Preferred Stock should be registered, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder of such Series B Preferred Stock as shown on the records of the Corporation.

(e) The Conversion Rate shall be adjusted from time to time as follows:

(i)	If the Corporation issues Common Stock as a dividend or distribution on the Common Stock to all holders of the Common Stock (other than in connection with a Reorganization Event), or if the Corporation effects a share split or share combination of the Common Stock, the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [OS1 /OS0]

where

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date prior to giving effect to such event

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event.

Any adjustment made pursuant to this clause (i) shall become effective on the date that is immediately after (x) the Record Date or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (i) is declared but not so paid or made, each new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii)	If the Corporation issues to all holders of Common Stock any rights, warrants, options or other securities (other than rights issued pursuant to a shareholder rights plan or rights or warrants issued in connection with a Reorganization Event) entitling them for a period of not more than 60 days after the date of issuance thereof to subscribe for or purchase shares of Common Stock, or if the Corporation issues to all holders of Common Stock securities convertible into Common Stock for a period of not more than 60 days after the date of issuance thereof, in either case at an exercise price per share of Common Stock or a conversion price per share of Common Stock less than the Current Market Price of the Common Stock on the Record Date, each Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [(OS0 + X) / (OS0 + Y)]

where

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

OS0	=	the number of shares of Common Stock outstanding at the close of business

X	=	the total number of shares of Common Stock issuable pursuant to such rights, warrants, options, other securities or convertible securities (or upon conversion of such securities)

Y	=	the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities (or the conversion price for such securities paid upon conversion) and (B) the Average VWAP of the Common Stock for the 10 consecutive Trading Days prior to the Trading Day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

For purposes of this clause (ii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, Common Stock at less than the applicable Average VWAP of the Common Stock on the applicable date, and in determining the aggregate exercise or conversion price payable for such Common Stock, there shall be taken into account any consideration the Corporation receives for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors. If any right, warrant, option, other security or convertible security described in this clause (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

Any adjustment made pursuant to this clause (ii) shall become effective on the date that is immediately after the Record Date.

(iii)	(A) If the Corporation distributes capital stock (other than Common Stock), evidences of indebtedness or other assets or property of the Corporation to all holders of the Common Stock, excluding:

(x)	dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in clause (i) or (ii) above,

(y)	dividends or distributions paid exclusively in cash, and

(z)	Spin-Offs,

then each Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [SP0 /(SP0 - FMV)]

where

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

SP0	=	the Current Market Price of the Common Stock on the Record Date

FMV	=	the fair market value (as determined in good faith by the Board of Directors) of the capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the Record Date.

An adjustment to each Conversion Rate made pursuant to this clause (iii)(A) shall be made successively whenever any such distribution is made and shall become effective on the Record Date.

(B) If the Corporation distributes to all holders of the Common Stock, capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Corporation (a “Spin-Off”), each Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [(FMV0 + MP0) /MP0]

where:

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

FMV0	=	the average volume weighted average price of the capital stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock for the 10 consecutive Trading Days commencing on, and including, the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to the Common Stock on the Nasdaq or such other national or regional exchange or association or over-the-counter market or if not so traded or quoted, the fair market value (as determined in good faith by the Board of Directors) of the capital stock or similar equity interests distributed to holders of the Common Stock applicable to one share of the Common Stock

MP0	=	the Average VWAP of the Common Stock for the 10 consecutive Trading Days commencing on, and including, the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to the Common Stock on the Nasdaq or such other U.S. national or regional exchange or market that is at that time the principal exchange or market for the Common Stock.

An adjustment to each Conversion Rate made pursuant to this clause (iii)(B) will occur on the 10th Trading Day from and including the effective date of the Spin-Off; provided that in respect of any conversion within the 10 Trading Days immediately following and including the date of the Spin-Off, references with respect to the Spin-Off to “the 10 consecutive Trading Days” shall be deemed replaced with a period of consecutive Trading Days containing such lesser number of Trading Days as have elapsed between the effective date of such Spin-Off and the Conversion Date and the adjustment in respect of such conversion shall occur immediately prior to the conversion.

If any such dividend or distribution described in this clause (iii) is declared but not paid or made, each new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(iv)	If the Corporation pays or makes any dividend or distribution consisting exclusively of cash to all holders of Common Stock in excess of regular quarterly dividends equal to the Dividend Threshold Amount, each Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [SP0 /(SP0 - C)]

where:

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

SP0	=	the Current Market Price of the Common Stock as of the Record Date

C	=	the excess of the amount in cash per share that the Corporation distributes to holders of the Common Stock over the Dividend Threshold Amount.

An adjustment to each Conversion Rate made pursuant to this clause (iv) shall become effective on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or distribution. If any dividend or distribution described in this clause (iv) is declared but not so paid or made, each new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(v)	If the Corporation or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the VWAP per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), each Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [(FMV + (SP1 × OS1)) / (SP1 × OS0)]

where:

CR0	=	the Conversion Rate in effect at the close of business on the Expiration Date

CR1	=	the new Conversion Rate in effect immediately after the Expiration Date

FMV	=	The fair market value (as determined in good faith by the Board of Directors) on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for the Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”)

OS0	=	the number of shares of Common Stock outstanding on the Expiration Date, including any Purchased Shares

OS1	=	the number of shares of Common Stock outstanding on the Expiration Date, less any Purchased Shares

SP1	=	the Average VWAP of the Common Stock for the 10 consecutive Trading-Day period commencing on the Trading Day next succeeding the Expiration Date.

If the application of the foregoing formula would result in a decrease in a Conversion Rate, no adjustment to such Conversion Rate will be made. Any adjustment to a Conversion Rate made pursuant to this clause (v) shall become effective on the date immediately following the last Trading Day included in the determination of the Average VWAP of the Common Stock for purposes of SP1 above; provided that in respect of any conversion within the 10 Trading Days commencing on the Trading Day next succeeding the Expiration Date, references to the “10 consecutive Trading Days” with respect to this clause (v) shall be deemed replaced with a period of consecutive Trading Days containing such lesser number of Trading Days as have elapsed between the Expiration Date and the Conversion Date, and the adjustment in respect of such conversion shall occur immediately prior to the conversion. If the Corporation or one of its subsidiaries is obligated to purchase Common Stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, each new Conversion Rate shall be readjusted to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

(vi)	If the Corporation has in effect a shareholder rights plan while any shares of Series B Preferred Stock remain outstanding, Holders of Series B Preferred Stock will receive, upon a conversion of Series B Preferred Stock, in addition to Common Stock, rights under the Corporation’s shareholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Stock. If the rights provided for in the shareholder rights plan have separated from the Common Stock in accordance with the provisions of the applicable shareholder rights agreement so that Holders of Series B Preferred Stock would not be entitled to receive any rights in respect of the Common Stock, if any, that the Corporation is required to deliver upon conversion of Series B Preferred Stock, each Conversion Rate will be adjusted at the time of separation as if the Corporation had distributed to all holders of the Common Stock, capital stock, evidences of indebtedness or other assets or property pursuant to clause (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. A distribution of rights pursuant to a shareholder rights plan will not trigger an adjustment to the Conversion Rates pursuant to clauses (ii) or (iii) above.

(f) The Corporation may make such increases in each Conversion Rate, in addition to any other increases required by this Section 7, if the Board of Directors deems it advisable in order to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of the Corporation’s shares (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reasons. If any adjustment to the Conversion Rate is treated as a distribution to any U.S. Alien Holder which is subject to withholding tax, the Corporation (or Transfer Agent or any paying agent on behalf of the Corporation) may set off any withholding tax that is required to be collected with respect to such deemed distribution against cash payments and other distributions otherwise deliverable to such Holder.

(g) No adjustment in any Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Conversion Rate. If the adjustment is not made because the adjustment does not change the Conversion Rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/10,000th of a share. Notwithstanding the foregoing, all adjustments not previously made shall have effect with respect to Optional Conversion. No adjustment to the Conversion Rates need be made if Holders may participate in the transaction that would otherwise give rise to such adjustment, so long as the distributed assets or securities the Holders would receive upon conversion of shares of Series B Preferred Stock—if such assets or securities are convertible, exchangeable or exercisable—are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of shares of Series B Preferred Stock.

(h) The applicable Conversion Rate shall not be adjusted:

(A)	upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in the Common Stock under any plan;

(B)	upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Corporation;

(C)	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(D)	as a result of payment of regular quarterly dividends on the Common Stock not in excess of $0.01 per share;

(E)	for a change in the par value of the Common Stock; or

(F)	as a result of a tender offer solely to holders of fewer than 100 shares of the Common Stock.

(i) The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board, shall be final and conclusive unless clearly inconsistent with the intent hereof.

(j) Whenever the Conversion Rate, is to be adjusted, the Corporation shall: (i) compute such adjusted Conversion Rate and prepare and transmit to the Transfer Agent an Officers’ Certificate setting forth such adjusted Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the determination of a revised Conversion Rate, provide, or cause to be provided, a written notice to the Holders of shares of Series B Preferred Stock of the occurrence of such event and (iii) as soon as practicable following the determination of a revised Conversion Rate, provide, or cause to be provided, to the Holders of shares of Series B Preferred Stock, a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Rate, as applicable, was determined and setting forth such revised Conversion Rate.

Section 8. Reorganization Events. In the event of:

(a) any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Corporation or another Person),

(b) any sale, transfer, lease or conveyance to another Person of all or substantially all of the Corporation’s property and assets, or

(c) any reclassification of the Common Stock into securities including securities other than the Common Stock (any such event specified in paragraphs (a) through (c) of this Section 8, a “Reorganization Event”), then each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders of outstanding shares of Series B Preferred Stock, upon the effective date and time (“Reorganization Effective Time”) of such Reorganization Event, shall be convertible into the kind of securities, cash and other property receivable in such Reorganization Event (without any interest thereon and without any right to dividends or distribution thereon which have a record date that is prior to the Reorganization Event) per share of Common Stock (the “Exchange Property”) as if the Holder of such share of Series B Preferred Stock had converted such share into Common Stock immediately prior to such Reorganization Event and exercised his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event and in respect of which such rights of election shall have been exercised (“Electing Share”), then, for the purpose of this Section 8 the kind and amount of securities, cash and other property receivable upon such Reorganization Event by the holder of each Electing Share shall be deemed to be the weighted average of the kinds and amounts so receivable per share by the holders of the Electing Shares). The amount of Exchange Property receivable upon any Reorganization Event shall be determined based upon the Conversion Rate in effect on such Reorganization Effective Time.

For purposes of this Section 8, “Applicable Market Value” shall be deemed to refer to the Applicable Market Value of the Exchange Property and such value shall be determined (A) with respect to any publicly traded securities that compose all or part of the Exchange Property, based on the volume weighted average price of such securities, (B) in the case of any cash that composes all or part of the Exchange Property, based on the amount of such cash and (C) in the case of any other property that composes all or part of the Exchange Property, based on the value of such property, as determined by a recognized independent investment banking firm retained by the Corporation for this purpose.

The above provisions of this Section 8 shall similarly apply to successive Reorganization Events and the provisions of Section 8 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of Common Stock in any such Reorganization Event.

The Corporation (or any successor) shall, within 20 days of the Effective Time of any Reorganization Event, provide written notice to the Holders of the occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 8.

Section 9. Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury of the Corporation, solely for issuance upon the conversion of shares of Series B Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding. For purposes of this Section 9 (a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental or regulatory authority.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the Nasdaq Capital Market or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series B Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of shares of Series B Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of shares of Series B Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 10. Fractional Shares.

(a) No fractional shares of Common Stock shall be issued as a result of any conversion of shares of Series B Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any Optional Conversion, the Corporation shall at its option either (i) issue to such Holder an amount of shares rounded up to the next whole share of Common Stock or (ii) pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Current Market Price of the Common Stock as of the end of the Trading Day preceding the Conversion Date.

(c) If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.

Section 11. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each Holder of shares of Series B Preferred Stock shall be entitled to receive for each share of Series B Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock of the Corporation, payment in full in an amount equal to the sum of (i) $25.00 per share of Series B Preferred Stock and (ii) the amount of any accrued and unpaid dividends on each share of Series B Preferred Stock, whether or not declared, to the date fixed for liquidation, dissolution or winding up (all such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 11(a) of the Corporation’s assets or the proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series B Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series B Preferred Stock as to such distribution, Holders of Series B Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions (including, if applicable, dividends on such amount) to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all Holders of Series B Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series B Preferred Stock as to such distribution has been paid in full, the Holders of the Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation (or proceeds thereof).

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 11, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders of shares of Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease, or exchange (for cash, securities or other property) or pledge of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 12. No Sinking Fund. The shares of Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of shares of Series B Preferred Stock will have no right to require redemption or repurchase of any shares of Series B Preferred Stock.

Section 13. Status of Repurchased Shares. Shares of Series B Preferred Stock that are repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock undesignated as to series (provided that any such cancelled shares of Series B Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series B Preferred Stock).

Section 14. Voting Rights.

(a) General. The Holders of shares of Series B Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law. Holders of shares of Series B Preferred Stock will be entitled to one vote for each such share on any matter on which Holders of shares of Series B Preferred Stock are entitled to vote, including any action by written consent.

(b) Voting Rights as to Particular Matters. So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the affirmative vote or consent of the Holders of at least 66 2/3% of the shares of Series B Preferred Stock at the time outstanding and all other Parity Stock having similar voting rights that are exercisable, voting together as a single class, given in person or by proxy, by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)	Authorization of Senior Stock. Any amendment or alteration of the Articles of Incorporation or any articles of amendment thereto to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to the Series B Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii)	Amendment of Series B Preferred Stock. Any amendment, alteration or repeal of any provision of the Articles of Incorporation or these Articles of Amendment thereto (including, unless no vote on such merger or consolidation is required by clause (iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of shares of Series B Preferred Stock; or

(iii)	Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the shares of Series B Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of shares of Series B Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 14(b), the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the Holders of outstanding shares of the Series B Preferred Stock.

(c) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of Series B Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Corporation’s Articles of Incorporation, the Bylaws and applicable law and the rules of any national securities exchange or other trading facility on which Series B Preferred Stock is listed or traded at the time.

Section 15. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Record Holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 16. Notices. All notices or communications in respect of Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in these Articles of Amendment, in the Articles of Incorporation or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Series B Preferred Stock are issued in book-entry form through DTC or any similar facility, such notices may be given to the Holders of Series B Preferred Stock in any manner permitted by such facility.

Section 17. No Preemptive Rights; No Redemption Right. No share of Series B Preferred Stock shall have any preemptive rights whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 18. Optional Redemption by the Corporation.

(a) The Corporation shall have the right to redeem, at the then applicable Redemption Price, outstanding shares of Series B Preferred Stock, in whole or in part, at (i) any time or times on or before December 31, 2014, if the VWAP of the Common Stock for 20 Trading Days in a period of 30 consecutive Trading Days ending on the Trading Day prior to the mailing of the notice of redemption exceeds 150% of the then prevailing Conversion Price, and (ii) any time or times after December 31, 2014, in each case from funds legally available therefore.

(b) The Corporation shall effect any optional redemption upon (i) not less than 30 days’ prior written notice to the Redemption Agent and (ii) not less than 20 days nor more than 60 days’ prior written notice to the Holders, to redeem the Securities, in whole (but not in part), at the Redemption Price on the redemption Date specified. The Redemption Price shall be paid prior to 12:00 Noon, Eastern Time, on the Redemption Date or such earlier time as the Corporation determines, provided that the Corporation shall deposit with the Redemption Agent an amount sufficient to pay the Redemption Price by 10:00 A.M., Eastern Time, on the Redemption Date.

(c) If the Series B Preferred Stock is only partially redeemed pursuant to this Section 18, the shares of Series B Preferred Stock to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the date fixed for redemption from the outstanding shares of Series B Preferred Stock not previously called for redemption, provided that any such proration may be made on the basis of the aggregate principal amount of shares of Series B Preferred Stock held by each Holder and may be made by making such adjustments as the Corporation deems fair and appropriate.

(d) Any redemption of Securities pursuant to this Section, shall be subject to the Corporation obtaining the prior approval of its primary federal banking regulator, if required by applicable law or regulation or if such approval is a requirement to the Series B Preferred Stock being classified as Tier 1 capital (or the equivalent) for bank regulatory purposes, together with any other required regulatory approvals.

Section 19. Replacement Stock Certificates. If physical certificates are issued, and any of the Series B Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred Stock certificate, or in lieu of and substitution for the Series B Preferred Stock certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

Section 20. Transfer Agent, Registrar, Conversion and Dividend Paying Agent. The duly appointed transfer agent, registrar, conversion and dividend paying agent for shares of Series B Preferred Stock shall be the Transfer Agent. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders of shares of Series B Preferred Stock.

Section 21. Form. The Series B Preferred Stock shall be issued in the form of one or more permanent global shares of Series B Preferred Stock in definitive, fully registered form with the global legend (the “Global Shares Legend”) as set forth on the form of Series B Preferred Stock certificate attached hereto as Exhibit A (each, a “Global Preferred Share”), which is hereby incorporated in and expressly made a part hereof. The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage, provided that any such notation, legend or endorsement is in a form acceptable to the Corporation. The Global Preferred Shares shall be deposited on behalf of the Holders of shares of Series B Preferred Stock represented thereby with the Registrar, at its New York office as custodian for DTC or a Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares of Series B Preferred Stock represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 21 shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 21, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designations, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The Holder of shares of Series B Preferred Stock may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Series B Preferred Stock, the Corporation’s Articles of Incorporation or these Articles of Amendment thereto. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Series B Preferred Stock, unless (x) the Depositary is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for the Depositary within 90 days or (z) with the consent of the Corporation. In any such case, the Global Preferred Shares shall be exchanged in whole for definitive shares of Series B Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Definitive shares of Series B Preferred Stock shall be registered in the name or names of the Person or Person specified by the Depositary in a written instrument to the Registrar.

Section 22. Stock Transfer and Stamp Taxes. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

Section 23. Other Rights. The shares of Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, or in the Articles of Incorporation or as provided by applicable law.

III.

These Articles of Amendment were duly adopted by the Board of Directors on December 21, 2009.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Corporation has authorized and caused these Articles of Amendment to be signed by its President and Chief Executive Officer as of December 21, 2009.

FIRST COMMUNITY BANK CORPORATION OF AMERICA

By:	/s/ Kenneth P. Cherven
Name:	Kenneth P. Cherven
Title:	President & Chief Executive Officer

Exhibit A

Number BP [ ]	Shares [Number of Shares]

FIRST COMMUNITY BANK CORPORATION OF AMERICA

INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA

THIS CERTIFIES THAT	NAME	CUSIP [ ]
See Reverse For Certain Definitions

is the owner of	[NUMBER OF SHARES]

FULLY PAID AND NON-ASSESSABLE SHARES OF 10% CUMULATIVE CONVERTIBLE PERPETUAL

PREFERRED STOCK, SERIES B, PAR VALUE $0.01 PER SHARE AND A LIQUIDATION PREFERENCE OF

$25.00 PER SHARE PLUS ACCRUED AND UNPAID DIVIDENDS, OF

FIRST COMMUNITY BANK CORPORATION OF AMERICA, a Florida corporation (the “Corporation”),

transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid or obligatory for any purpose until countersigned and registered by the Transfer Agent and registered by the Registrar.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by the facsimile signatures of its duly authorized officers and its Corporate seal to be hereunto affixed.

Dated:		Dated:	COUNTERSIGNED AND REGISTERED Registrar and Transfer Company TRANSFER AGENT AND REGISTRAR
Kay M. McAleer, Secretary	[CORPORATE SEAL]	Kenneth P. Cherven, President
By:
Authorized Signature

FIRST COMMUNITY BANK CORPORATION OF AMERICA

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF OF THE CORPORATION AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. SUCH REQUEST SHOULD BE ADDRESSED TO THE CORPORATION OR THE TRANSFER AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE STATEMENT WITH RESPECT TO SHARES. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian (Cust) (Minor) under Uniform Gifts to Minors Act (State)

TEN ENT - as tenants by the entireties JT TEN - as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE
For value received, do hereby sell, assign and transfer unto

                                                                                                                                                                                                                                                             Shares of the 10% Cumulative Convertible Perpetual Preferred Stock, Series B, represented by the within Certificate, and do hereby irrevocably constitute and appoint

                                                                                                                                                                                                                                                             Attorney to transfer the Shares on the books of the within-named Corporation with full power of substitution in the premises.

Dated:

Signature(s) Guaranteed: Medallion Stamp

THE SIGNATURE(S) SHOULD BE

GUARANTEED BY

AN ELIGIBLE GUARANTOR INSTITUTION

(BANKS, STOCKBROKERS, SAVINGS AND LOAN

ASSOCIATIONS AND CREDIT UNIONS

WITH MEMBERSHIP IN AN APPROVED

SIGNATURE GUARANTEE MEDALLION PROGRAM)

PURSUANT TO S.E.C. RULE 17Ad-15

Signature:
Signature:

Notice: The signature(s) to this assignment

must correspond with the name(s) as written

upon the face of the certificate, in every

particular, without alternation or enlargement,

or any change whatever.